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                                                                      EXHIBIT 23


                        INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors and Stockholders
Sapient Corporation:

We consent to incorporation by reference in the registration statement (No. 33-43485) on Form S-3 and in the registration statements (Nos. 333-05155, 333-07561, 333-07563 and 333-07565) on Form S-8 of Sapient Corporation of our report dated January 23, 1998, except for Note 13 which is as of January 29, 1998, relating to the consolidated balance sheets of Sapient Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Sapient Corporation.

                                                KPMG Peat Marwick LLP


Boston, Massachusetts
March 13, 1998